Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS FISCAL YEAR 2011 AND FOURTH QUARTER RESULTS

New York, New York, June 30, 2011 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fiscal year ended March 31, 2011 and fourth quarter of fiscal year ended March 31, 2011 ("fiscal 2011").

The Company reported a net loss of $5.5 million for the fourth quarter of fiscal 2011 compared to a net loss of $2.2 million for the fourth quarter of fiscal 2010 and a loss of $8.2 million for the third quarter of fiscal 2011. On a per share basis, the net loss per share for the quarter was $2.21 compared to a net loss per share of $0.97 for the fourth quarter of fiscal 2010 and a net loss per share of $3.30 for the third quarter of fiscal 2011. The Company reported a net loss of $39.5 million, or loss per share of $16.15, for fiscal 2011 compared to a net loss of $1.0 million, or loss per share of $0.79, for fiscal 2010. The loss in fiscal 2011 is primarily due to $27.1 million in provisions for loan losses and an $18.9 million valuation allowance recorded against the Company's deferred tax asset.

“This has obviously been among the most challenging periods we've faced at Carver.” said Deborah C. Wright, Carver Bancorp, Inc.'s Chairman and CEO. “Our loss in fiscal 2011 reflects the impact of charge offs and provisions required to address troubled loans in our loan portfolio as well as the substantial reserve taken against our deferred tax asset. Our team has focused for the better part of the year on raising capital, restructuring our loan portfolio and putting strategies in place to increase revenues. I'm pleased that our capital goals have been achieved and exceeded, as noted in a press release yesterday. While we are disappointed in our financial results this year, and the impact that it has had on our stockholders, our success in raising Carver's capital ratios well beyond regulatory requirements will provide strength and flexibility as we accelerate progress in resolving credit issues in the period ahead. On the deposit front, we take heart in the fact that core deposits grew over the course of the year, and we made progress on the credit front, as non-performing loans declined to $77.4 million from $90.1 million in the quarter ended December 31, 2010,” said Ms. Wright.

“We are also focusing on revenues with the launch of “Carver Community Cash”, our new product line to meet the daily transactional needs of residents of our community who do not have a bank relationship. In the communities Carver serves, as many as 25% of residents obtain their financial services at check cashers, rather than banks. With our product line and community credibility, we hope to provide a welcoming place for this customer base to bank with us, and allow us to introduce them to all the financial industry has to offer, including savings and other products that allow them to prepare for a brighter future. We believe this product line will be a core plank in expanding our relevance to consumers and the institutions they count on, many of whom are Carver's customers as well.”

“We understand that to substantially boost revenue we need to get back to lending. As we do, later this year, our focus will be on increasing loans to non-profits and small businesses in our community. While we are cognizant of the fact that the economy continues to present significant risks and unemployment remains high in the communities in we serve, we embrace the significant work ahead and are upbeat about our future,” Ms. Wright concluded.

As announced yesterday, Carver raised $55 million of equity via a private placement of mandatorily convertible non-voting participating preferred stock with seven institutional investors, including : The Goldman Sachs Group, Inc,. Morgan Stanley, Citigroup Inc., The Prudential Insurance Company of America, American Express Company, First Republic Bank and National Community Investment Fund. Additionally the U.S. Department of the Treasury has agreed to exchange the $18.98 million of the Company's Series B Preferred Stock that it acquired in connection with the Company's participation in the Trouble Asset Relief Program's Community Development Capital Initiative for common stock, subject to shareholder approval. For additional information regarding the capital raise please see the Form 8-K filed with the Securities and Exchange Commission on June 29, 2011.

Income Statement Highlights

Fourth Quarter Results
The Company reported a net loss for the quarter ended March 31, 2011 of $5.5 million compared to a net loss of $2.2 million for the prior year quarter. The net loss is primarily the result of $6.8 million in provision for loan losses which is $2.2 million more than the provision set aside in the prior year quarter.
Net Interest Income
Interest income decreased $1.2 million in the fourth quarter, compared to the prior year quarter, as the average balance of interest earning assets decreased $67.5 million, primarily due to a $78.0 million decrease in the average balance of loans, offset by a $10.5 million net increase in the average balance of mortgage-backed securities, investment securities and other investments. The decline in average loans was the result of management's efforts to reduce the Company's concentration of real estate assets in its loan portfolio. The reduction in real estate assets will continue over the next several quarters until the Company's level of real estate assets are within regulatory guidelines. The current low interest rate environment combined with elevated levels of non-performing assets and a reduction in interest earning assets continues to constrain net interest income.
Interest expense decreased by $0.5 million, or 18.5%, to $2.1 million for the fourth quarter, compared to $2.6 million for the prior year quarter. The decrease was primarily due to a decline in deposit interest expense of $0.3 million. The decrease in interest expense reflects a 10 basis point decrease in the average cost of interest-bearing liabilities to 1.41% for the fourth quarter, compared to an average cost of 1.49% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to the continued downward re-pricing of certificates of deposits.

Provision for Loan Losses
The Company recorded a $6.8 million provision for loan losses for the fourth quarter compared to $4.6 million for the prior year quarter. For the three months ended March 31, 2011, net charge-offs were $5.0 million compared to net charge-offs of $1.5 million for the prior year period. The increase in provision reflects the Company's continued high levels of delinquencies and non-performing loans, the overall inherent risk in the portfolio and the uncertainty caused by the uneven economic recovery in local real estate markets and the New York City economy.

Non-interest Income
Non-interest income decreased $0.1 million, or 8.8%, to $1.5 million for the fourth quarter, compared to $1.6 million for the prior year quarter primarily due to lower fees on New Market Tax Credit (NMTC) transactions in the current period.

Non-interest Expense
Non-interest expense increased $0.4 million, or 4.96%, to $8.0 million compared to $7.6 million for the prior year quarter primarily due to higher FDIC insurance premiums.

Income Taxes
The income tax benefit was $1.3 million for the fourth quarter compared to $1.1 million benefit for the prior year period. The benefit for the three month period ending March 31, 2011 is primarily related to loan write-offs taken in the quarter.

Fiscal Year 2011 Results
The Company reported a net loss for fiscal 2011 of $39.5 million, compared to a net loss of $1.0 million for the prior fiscal year. The decrease is primarily due to $27.1 million in higher provisions for loan losses and an $18.9 million valuation allowance recorded against the Company's deferred tax asset.

Net Interest Income
Net interest income decreased $2.7 million to $26.8 million compared to $29.5 million for the prior year period. This change is due to a decline of $4.2 million in interest income offset by a decline of $1.6 million in interest expense.
Interest income on loans was the primary driver of the decline in interest income, decreasing $3.5 million or 9.5% from the prior year period. The change reflects a year over year decline of $51.9 million in the average balance as well as a reduction in the average yield on loans of 11 basis points to 5.38%, compared to the prior year period of 5.49%. Also contributing to the decline in interest income was the yield on the mortgage backed securities portfolio. The average yield decreased 109 basis points to 2.97% compared to the prior year period of 4.07%, primarily reflecting the current low interest rate environment.
Interest expense decreased $1.6 million or 14.1% from the prior year period. The decline is primarily the result of lower interest expense on deposits of $1.4 million. This decline reflects a 16 basis point decrease in the average cost of interest bearing liabilities to 1.47% from 1.63% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to decreases in rates on money market balances and the downward re-pricing of certificates of deposits.
Provision for Loan Losses
For the twelve month period ending March 31, 2011 the Company recorded a $27.1 million provision for loan losses compared to $7.8 million for the prior year period. Net charge-offs totaled $16 million for the twelve months ended March 31, 2011 compared to net charge-offs of $2.9 million for the prior year period. The Company determined that an increase in provision was warranted given its current level of delinquencies and realized charge offs, coupled with continued uncertainty in the real estate market.

Non-Interest Income

Non- interest income increased $2.2 million during the twelve month period ending March 31, 2011 to $7.3 million compared to $5.1 million in the prior year period. The higher income is primarily due to a reduction of $1.9 million in the amount required to reflect loans held for sale at the lower of cost or fair value and $1.0 million in higher fees on NMTC transactions partially offset by higher losses on disposals of real estate owned.

Non-interest Expense
Non-interest expense increased $0.2 million during the twelve month period ending March 31, 2011 to $30.8 million compared to $30.6 million in the prior year period. The increase is related to higher consulting and legal expenses related to sale of the Company's equity interests in certain NMTC investments and costs related to managing the Company's non-performing loans partially offset by lower employee compensation and benefit costs and lower net occupancy and equipment charges.

Income Taxes
The income tax expense recorded for the fiscal period ended March 31, 2011 consists of a tax expense of $15.7 million primarily due to a valuation allowance of $18.9 million recorded against the net deferred tax asset (DTA) during the fiscal year. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset taxes on future earnings.

Financial Condition Highlights
At March 31, 2011, total assets decreased $96.3 million, or 12.0% , to $709.2 million compared to $805.5 million at March 31, 2010. Cash and cash equivalents increased $5.7 million, investment securities increased $15.9 million, loans held for sale increased by $9.2 million and other assets increased $0.5 million. These increases were partially offset by total loans receivable which decreased $89.7 million, loan loss provision increasing $11.1 million, surrender of the Bank owned life insurance (BOLI) of $9.8 million and the deferred tax asset decreased $14.3 million.

Cash and cash equivalents increased $5.7 million, or 15.0%, to $44.1 million at March 31, 2011, compared to $38.3 million at March 31, 2010. This increase was driven by a $6.5 million increase in money market investments, partially offset by a $0.8 million decrease in cash and due from banks. Total securities increased $15.9 million, or 28.6%, to $71.2 million at March 31, 2011, compared to $55.4 million at March 31, 2010, reflecting an increase of $10.5 million in available-for-sale securities and a $5.4 million increase in held-to-maturity securities as the Company invested the cash inflows from loan activities.

Total loans receivable decreased $89.5 million, or 13.4%, to $580.3 million at March 31, 2011, compared to $670.0 million at March 31, 2010. Principal repayments across all loan classifications contributed to the majority of the decrease, with the largest impact from Commercial Real Estate, Construction and Business loans. Additionally $9.4 million of loans were transferred from held for investment to held for sale as the Company works down its problem loans.

The Company's deferred tax asset at March 31, 2010 was $14.3 million. The components of the deferred tax asset are primarily related to the allowance for loan losses and new market tax credits recorded in prior periods. The deferred tax asset before valuation allowance increased $4.6 million during the fiscal year due primarily to loan write downs and additional provision for loan losses. Realization of the deferred tax asset is dependent upon the existence of, or generation of, sufficient taxable income to utilize the deferred tax asset. In assessing the need for a valuation allowance, management considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is "more likely than not" the deferred tax assets will not be realized, management records a valuation allowance. Based on the expected future taxable income of the Company and considering the uncertainties in the current market conditions, management concluded that it is more likely than not that the Company will not be able to fully realize the benefit of its deferred tax assets and thus a $18.9 million valuation allowance was recorded during the fiscal year ended March 31, 2011. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset taxes on future earnings.

The Company divested its interest in several NMTC tax investments during the fiscal year. The divestiture resulted in an increase in stockholders' equity of $6.7 million which is classified in stockholders' equity as a non-controlling interest. The investments, if the Company had not sold them, would have generated $7.8 million in tax credits through the period ending March 31, 2014. The Company's ability to utilize any deferred tax asset generated by these investments would have been dependent on its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future, prior to expiration of the tax credits.

Total liabilities decreased $62.3 million, or 8.4%, to $681.5 million at March 31, 2011, compared to $743.8 million at March 31, 2010.

Deposits decreased $42.6 million, or 7.1%, to $560.7 million at March 31, 2011, compared to $603.2 million at March 31, 2010. Certificates of deposit and NOW balances have declined due to reductions in institutional deposits. These declines have been partially offset by increased core customer relationship account balances during the fiscal year.

Advances from the FHLB-NY and other borrowed money decreased $18.9 million, or 14.4%, to $112.6 million at March 31, 2011, compared to $131.6 million at March 31, 2010, as two fixed-rate borrowings matured during the fiscal year.

Total stockholders' equity decreased $34.0 million, or 55.1%, to $27.7 million at March 31, 2011, compared to $61.7 million at March 31, 2010. Key components of this change include a $39.5 million loss recorded for the fiscal year ended March 31, 2011, partially offset by a $6.7 million increase from the transaction to sell certain of the Company's NMTC investments. Of this $6.7 million increase, $4.0 million was reflected as a non-controlling interest and $2.7 million was an increase in Additional Paid-in Capital.

Asset Quality
At March 31, 2011, non-performing assets totaled $78.0 million, or 11.0% of total assets compared to $47.6 million or 5.9% of total assets at March 31, 2010. Non-performing assets at March 31, 2011 were comprised of $48.8 million of loans 90 days or more past due and non-accruing, $23.8 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with modified terms or not performing in accordance with modified terms for at least six months and $4.9 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired and $0.6 million of Real Estate Owned (REO). Of the $4.9 million of impaired loans included in non-performing assets, approximately $0.9 million, while having experienced some payment difficulties in the past, are presently current with regard to their payments. These loans are considered impaired however due to other risk characteristics and therefore on non-accrual status, due primarily to declines in collateral values. The Company continues to proactively work with borrowers to address delinquent loans and their impact.

The allowance for loan losses was $23.1 million at March 31, 2011, which represents a ratio of the allowance for loan losses to non-performing loans of 29.9% compared to 25.2% at March 31, 2010. The ratio of the allowance for loan losses to total loans was 4.0% at March 31, 2011 up from 1.8% at March 31, 2010.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
	March 31, 2011	March 31, 2010
ASSETS
Cash and cash equivalents:
Cash and due from banks	$36,725	$37,513
Money market investments	7,352	833
Total cash and cash equivalents	44,077	38,346
Investment securities:
Available-for-sale, at fair value	53,551	43,050
Held-to-maturity, at amortized cost (fair value of $12,603 and $14,528 at March 31, 2011 and March 31, 2010, respectively)	17,697	12,343
Total securities	71,248	55,393

Loans held-for-sale	9,205	—

Loans receivable:
Real estate mortgage loans	525,894	600,913
Commercial business loans	53,060	67,695
Consumer loans	1,349	1,403
Loans, net of unearned income	580,303	670,011
Allowance for loan losses	(23,147)	(12,000)
Total loans receivable, net	557,156	658,011
Office properties and equipment, net	11,040	12,076
Federal Home Loan Bank of New York stock, at cost	3,353	4,107
Bank owned life insurance	—	9,803
Accrued interest receivable	$2,854	$3,539
Core deposit intangibles, net	76	228
Deferred tax asset	—	14,321
Other assets	10,206	9,650
Total assets	709,215	805,474

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	106,906	115,817
Non-Interest Bearing Checking	123,706	58,792
NOW	27,297	43,593
Money Market	74,329	67,122
Certificates of Deposit	228,460	317,925
Total Deposits	560,698	603,249
Advances from the FHLB-New York and other borrowed money	112,641	131,557
Other liabilities	8,159	8,982
Total liabilities	681,498	743,788

Stockholders' equity:
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series A shares, with a liquidation preference of $1,000.00 per share, issued and outstanding at March 31, 2010 exchanged for 18,980 Series B shares with a liquidation preference of $1,000.00 per share, issued and outstanding March 31, 2011	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,484,263 and 2,474,719 shares outstanding at March 31, 2011 and March 31, 2010, respectively)	25	$25
Additional paid-in capital	27,026	24,374
Retained earnings	(21,464)	18,806
Non-controlling interest	4,038	—
Treasury stock, at cost (40,428 shares at March 31, 2011 and 49,972 and March 31, 2010, respectively)	(569)	(697)
Accumulated other comprehensive loss	(319)	198
Total stockholders' equity	27,717	61,686
Total liabilities and stockholders' equity	709,215	805,474

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Interest Income:
Loans	$8,136	9,185	33,792	37,333
Mortgage-backed securities	421	570	1,993	2,633
Investment securities	94	97	357	357
Money market investments	26	11	103	140
Total interest income	8,677	9,863	36,245	40,463

Interest expense:
Deposits	1,143	1,464	5,529	6,916
Advances and other borrowed money	942	1,093	3,926	4,092
Total interest expense	2,085	2,557	9,455	11,008

Net interest income	6,592	7,306	26,790	29,455
Provision for loan losses	6,802	4,555	27,114	7,845
Net interest income after provision for loan losses	(210)	2,751	(324)	21,610

Non-interest income:
Depository fees and charges	712	707	2,936	2,963
Loan fees and service charges	404	219	1,022	972
Gain on sale of securities, net	—	—	764	446
Gain (Loss) on sale of loans, net	2	8	8	(212)
Loss on sale of real estate owned			(202)	(14)
Gain on sale of building	—	12	—	1,187
Market Adjustment on Held For Sale Loans	(200)	—	(200)	(2,136)
New Market Tax Credit fees	286	478	1,940	984
Other	292	216	1,062	884
Total non-interest income	1,496	1,640	7,330	5,074

Non-interest expense:
Employee compensation and benefits	2,933	2,850	11,704	12,217
Net occupancy expense	974	852	3,855	4,618
Equipment, net	600	574	2,272	2,143
Consulting fees	269	229	1,312	803
Federal deposit insurance premiums	686	353	1,938	1,656
Other	2,558	2,783	9,677	9,133
Total non-interest expense	8,020	7,641	30,758	30,570

Income before income taxes and minority interest	(6,735)	(3,250)	(23,752)	(3,886)
Income tax (benefit) expense	(1,301)	(1,057)	15,718	(2,866)
Non Controlling interest, net of taxes	57	—	57
Net loss	(5,491)	(2,193)	(39,527)	(1,020)

Loss per common share:
Basic	$(2.21)	$(0.97)	$(16.15)	$(0.79)
Diluted	N/A	N/A	N/A	N/A

See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	2011	2010	2009	2008	2007
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$15,993	$7,682	$4,396	$567	$173
Multi-family	6,786	10,334	3,569	—	3,886
Non-residential	10,078	6,315	11,375	522	—
Construction	37,218	17,413	3,286	—	—
Business	7,289	5,799	3,079	1,708	439
Consumer	42	28	22	57	12
Total non-performing loans	$77,406	$47,571	$25,727	$2,854	$4,510

Other non-performing assets (2):
Real estate owned	$564	$66	$465	$1,163	$28
Total other non-performing assets	564	66	465	1,163	28
Total non-performing assets (3):	$77,970	$47,637	$26,192	$4,017	$4,538

Accruing loans contractually past due > 90 days (4):	$—	$1,411	$894	$—	$—

Non-performing loans to total loans	13.34%	7.10%	4.01%	0.43%	0.74%
Non-performing assets to total assets	10.99%	5.91%	3.31%	0.50%	0.61%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management, for which the collection of additional interest and/or principal is doubtful.  Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. TDR loans that have performed in accordance with their modified terms for a period of at least six months are generally considered performing loans and are not presented in the table above.

(4) Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Three Months Ended March 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	602,234	8,136	5.40%	684,013	9,184	5.37%
Mortgage-backed securities	70,674	421	2.38%	58,887	570	3.87%
Investment securities (2)	3,398	94	11.07%	4,757	102	8.52%
Other investments and federal funds sold	7,066	26	1.47%	984	7	2.69%
Total interest-earning assets	683,372	8,677	5.08%	748,642	9,863	5.27%
Non-interest-earning assets	57,230			63,181
Total assets	740,602			811,823

Interest Bearing Liabilities:
Deposits:
Now demand	35,026	17	0.19%	43,577	17	0.16%
Savings and clubs	105,985	69	0.26%	114,535	64	0.22%
Money market	74,271	193	1.04%	63,520	216	1.35%
Certificates of deposit	261,616	856	1.31%	313,619	1,159	1.47%
Mortgagors deposits	2,061	9	1.75%	1,974	8	1.55%
Total deposits	478,960	1,144	0.96%	537,225	1,464	1.08%
Borrowed money	112,584	942	3.35%	142,463	1,093	3.04%
Total interest-bearing liabilities	591,543	2,086	1.41%	679,688	2,558	1.49%
Non-interest-bearing liabilities:
Demand	97,644			59,038
Other liabilities	17,537			7,750
Total liabilities	706,724			746,477
Minority Interest
Stockholders' equity	33,878			65,346
Total liabilities & stockholders' equity	740,602			811,823
Net interest income		6,591			7,306

Average interest rate spread			3.67%			3.78%

Net interest margin			3.86%			3.90%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	Twelve months ended March 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	628,314	33,792	5.38%	680,245	37,334	5.49%
Mortgage-backed securities	67,040	1,993	2.97%	64,740	2,633	4.07%
Investment securities (2)	3,566	460	12.90%	4,877	496	10.17%
Other investments and federal funds sold	4,903	—	—%	1,009	—	—%
Total interest-earning assets	703,823	36,245	5.15%	750,871	40,463	5.39%
Non-interest-earning assets	73,552			55,690
Total assets	777,375			806,561

Interest Bearing Liabilities:
Deposits:
Now demand	45,187	101	0.22%	48,553	79	0.16%
Savings and clubs	109,503	286	0.26%	116,477	258	0.22%
Money market	71,053	795	1.12%	51,680	702	1.36%
Certificates of deposit	298,355	4,306	1.44%	324,924	5,839	1.80%
Mortgagors deposits	2,548	41	1.61%	2,335	38	1.63%
Total deposits	526,646	5,529	1.05%	543,969	6,916	1.27%
Borrowed money	115,938	3,925	3.39%	131,655	4,092	3.11%
Total interest-bearing liabilities	642,584	9,454	1.47%	675,624	11,008	1.63%
Non-interest-bearing liabilities:
Demand	73,459			58,982
Other liabilities	11,301			7,709
Total liabilities	727,344			742,315
Minority Interest
Stockholders' equity	50,030			64,246
Total liabilities & stockholders' equity	777,374			806,561
Net interest income		26,791			29,455

Average interest rate spread			3.68%			3.76%

Net interest margin			3.81%			3.92%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Twelve Months Ended
	March 31,				March 31,
Selected Statistical Data:	2011		2010		2011		2010

Return on average assets (1)	(2.97)%		(1.08)%		(5.08)%		(0.13)%
Return on average equity (2)	(64.82)%		(13.43)%		(79.00)%		(1.59)%
Net interest margin (3)	3.86%		3.89%		3.81%		3.92%
Interest rate spread (4)	3.68%		3.78%		3.68%		3.76%
Efficiency ratio (5)	99.18%		85.43%		90.15%		88.54%
Operating expenses to average assets (6)	4.33%		3.77%		3.96%		3.79%
Average equity to average assets (7)	4.58%		8.05%		6.44%		7.97%

Average interest-earning assets to average interest-bearing liabilities	1.16	x	1.10	x	1.10	x	1.11

Net income per share	$(2.21)		$(0.97)		$(16.15)		$(0.79)
Average shares outstanding	2,484,275		2,474,719		2,483,581		2,473,560
Cash dividends	$—		$0.025		$0.05		$0.33

			March 31,
			2011		2010
Capital Ratios:
Tier I leverage capital ratio (8)			5.38%		7.86%
Tier I risk-based capital ratio (8)			7.36%		7.88%
Total risk-based capital ratio (8)			9.60%		11.71%

Asset Quality Ratios:
Non performing assets to total assets (9)			10.99%		5.91%
Non performing loans to total loans receivable (9)			13.34%		7.1%
Allowance for loan losses to total loans receivable			3.99%		1.82%
Allowance for loan losses to non-performing loans			29.90%		25.23%

(1) Net income, annualized, divided by average total assets.
(2) Net income, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned